SELDEN, FOX AND ASSOCIATES, LTD.

                            March 19, 1996




The Board of Directors
MicroENERGY, Inc.


     We hereby consent to the use of our independnet auditor's report dated September 7, 1995 which expresses an unqualified opinion on the consolidated financial statements of MicroENERGY, Inc. and its Subsidiary at June 30, 1995 and 1994, and for the years ended June 30, 1995, 1994 and 1993, which will be incuded with those financial statements reprinted in their entirety and without modifications, in Form SB-2 Registration Statement to be filed with the Securities and Exchange Commissions in March 1996 and to the reference to our firm under the heading "experts" in the prospectus.



                                   Certified Public Accountants